Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of AFP Imaging Corporation for the registration of 2,827,777 shares of its common stock and to the incorporation by reference therein of our report dated August 25, 2003, with respect to the consolidated financial statements and schedule of AFP Imaging Corporation for the year ended June 30, 2003 included in its Annual Report on Form 10-K for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 23, 2006